STOCK OPTION AGREEMENT

This Stock Option/Stock Agreement (the "Agreement") is made as of this 18 day of January 2016 by and between OWC Pharmaceutical Research Corp., a Delaware corporation with offices located at 22 Shaham Street, P.O. Box 8324, Petach Tikva, 4918103, Israel (the "Company") and **Dr. Asaf Toker**, a resident of the State of **Israel** (the "Grantee").

WHEREAS, the Company has determined that in order to attract and retain qualified employees and consultants and to promote the interests of the Company and its shareholders by providing the Company's key employees and others (the "Eligible Grantees" or "Grantee") with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the future growth and profitability of the Company; and

WHEREAS, the Company has entered into a separate service agreement with the Grantee (the "Service Agreement") and has agreed with Grantee to enter into this Agreement as part of the Service Agreement.

WHEREAS, the Company has entered into this Agreement for the grant to Grantee of options to purchase shares of the Company's common stock, par value $0.00001 per share (the "Option Shares");

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee an Option with respect to 100,000 Option Shares, exercisable in two (2) tranches of 50,000 Option Shares each (the "Tranches").

2. Grant Date. The Grant Date with respect to the above-referenced Option Shares hereby granted is this ____ day of January 2016.

3. Exercise Price. The exercise prices of the Option Shares are: (i) $0.10 per Option Share for the first Tranche; and (ii) $0.30 per Option Share for the second Tranche.

4. Vesting Date. The Option granted herein shall become exercisable and/or vest according to the following terms: (i) the first Tranche shall vest six (6) months after the date of this Agreement; and (ii) the second Tranche shall vest one (1) year after the date of this Agreement (each a "Vesting Date").

5. Expiration Date. The Options subject to this Agreement shall expire five (5) years from the Vesting Date set forth in Section 4 of this Agreement. Notwithstanding the foregoing, in the event that the Grantee's employment under the Service Agreement is terminated *for cause* (Termination for Cause"), any Options that have not been exercised prior to the Termination for Cause date shall be deemed null and void in their entirety and have no other cause or effect whatsoever. In the event that the Service Agreement expires according to its terms or is terminated other than *for cause* ("Expiration/Termination"), the Grantee shall have one (1) year from the date of Expiration/Termination to exercise all of the unexercised Options under this Agreement and the Grantee shall have no rights to exercise all said unexercised Options, which shall be deemed null and void.

6. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

7. Limitation on Transfer. During the lifetime of the Grantee, the Option shall be exercisable only by the Grantee. The Option shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Grantee may request authorization from the Committee or Board of Directors, as the case may to, to assign the Grantee's rights with respect to the Option granted herein to a trust or custodianship, the beneficiaries of which may include only the Grantee, the Grantee's spouse or the Grantee's lineal descendants (by blood or adoption), and, if the Committee or Board of Directors, as the case may be, Grants such authorization, the Grantee may assign the Grantee's rights accordingly. In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the Grantee under this Stock Option Agreement and shall be entitled to all the rights of the Grantee hereunder.

8. No Compensation Deferrals. This Agreement is intended to provide for an elective deferral of compensation that would be subject to Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement to ensure that no awards (including without limitation, this Option) become subject to Section 409A.

9. Integration. This Agreement contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the provisions governing conflict of laws.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Grantee has hereunto signed this Agreement on the Grantee's own behalf, thereby representing that the Grantee has carefully read and understands this Agreement as of the day and year first written above.

OWC PHARMACEUTICAL RESEARCH CORP.

/s/:__________________
By: Mordechai Bignitz
Title: Chief Executive Officer

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Grantee's Name